EXHIBIT 99.1

Cadence Pharmaceuticals Announces Appointment of Scott Byrd

as Chief Commercial Officer

SAN DIEGO, CA – June 22, 2009 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX) announced today that Scott Byrd has joined the company as Senior Vice President and Chief Commercial Officer. Mr. Byrd will report directly to Ted Schroeder, President and Chief Executive Officer, and his responsibilities will include sales, marketing, and supply operations.

Mr. Byrd joins Cadence from Eli Lilly and Company (Lilly) where he held positions of increasing responsibility over the last seventeen years and was most recently U.S. Brand Leader, Prasugrel. In that capacity, he was responsible for all commercial planning and marketing activities in the United States in preparation for the planned launch of prasugrel. Previously, he was Senior Director, Global Brands, Cardiovascular and Acute Care where he led global commercial strategy development for Lilly’s cardiovascular and acute care products, including prasugrel, ReoPro®, Xigris®, and various development stage compounds. Mr. Byrd also served as Director, Sales and Marketing, Cardiovascular Business Unit where he directly managed U.S. sales and marketing activities related to ReoPro. He has held a number of other positions of increasing responsibility at Lilly in commercial, finance, manufacturing, and strategic planning roles. Mr. Byrd holds a B.S. in mechanical engineering from Bradley University and an M.B.A. from Harvard Business School.

“We are very pleased to have Scott join the executive team at Cadence,” said Ted Schroeder, President and Chief Executive Officer of Cadence. “We believe that his extensive sales and marketing background in the acute care area and his pre-launch experience with prasugrel will be a significant asset to Cadence as we prepare to commercialize Acetavance™, for which we submitted a New Drug Application to the FDA in May of this year. Scott’s track record of outstanding commercial leadership will complement the expertise within Cadence as we continue to build the capabilities of our company. We look forward to Scott’s contributions.”

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. The company is currently developing Acetavance (intravenous acetaminophen), an investigational product candidate for the treatment of acute pain and fever. For more information about Cadence, visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements that are based on Cadence’s current beliefs and expectations. Forward-looking statements include statements regarding the company’s preparations for commercializing Acetavance. The inclusion of forward-looking statements should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the company’s business, including, without limitation: Cadence’s dependence upon the success of Acetavance, and uncertainty as to whether this product candidate will receive regulatory approval or be successfully commercialized; the possibility that the FDA may not accept the Acetavance NDA for review, or that the clinical trial data and other information included in the NDA may be insufficient to support the safety and efficacy of Acetavance; the risk that the FDA may require the company to perform additional studies, tests or other activities in order to obtain approval, which could prevent or significantly delay the approval of Acetavance; the possibility that Cadence may require substantial additional funding, and that the company may not be able to raise sufficient capital when needed, or at all; Cadence’s ability to attract and retain key personnel and to timely complete the numerous other activities required in order to prepare for the commercialization of Acetavance if approved by the FDA; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Cadence™ and Acetavance™ are trademarks of Cadence Pharmaceuticals, Inc.

ReoPro® and Xigris® are trademarks of Eli Lilly and Company.

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Contacts:	William R. LaRue
SVP & Chief Financial Officer
Cadence Pharmaceuticals, Inc.
858-436-1400